                                                                     Exhibit 2.1

                            EQUITY PURCHASE AGREEMENT

                                  BY AND AMONG

                               PENTON MEDIA, INC.

                                       AND


          DAVID A. DUKE, THE 1996 SARA MARIE DUKE TRUST, THE 1996 BRIAN
           ALEXANDER DUKE TRUST, AND THE 1996 JOHN FRANKLIN DUKE TRUST


                                 August 29, 2000

                                TABLE OF CONTENTS

                                                                         PAGE
1.    Definitions...........................................................1
2.    Basic Transaction.....................................................7
   (a)   Purchase and Sale of DII Shares....................................7
   (b)   Purchase and Sale of DCI Interests.................................7
   (c)   Purchase Price.....................................................8
   (d)   The Closing.......................................................15
   (e)   Deliveries at the Closing.........................................15
   (f)   Purchase Price Adjustment.........................................15
3.    Representations and Warranties of the Sellers........................17
   (a)   Registration of the Trusts........................................17
   (b)   Authorization of Transaction......................................18
   (c)   Noncontravention..................................................18
   (d)   Brokers' Fees.....................................................19
   (e)   Ownership of the Companies........................................19
4.    Representations and Warranties Concerning the Companies..............19
   (a)   Organization, Qualification and Corporate Power...................20
   (b)   Capitalization....................................................20
   (c)   Noncontravention..................................................21
   (d)   Brokers' Fees.....................................................22
   (e)   Title to Assets...................................................22
   (f)   Subsidiaries......................................................22
   (g)   Financial Statements..............................................23
   (h)   Events Subsequent to Most Recent Fiscal Year End..................24
   (i)   Undisclosed Liabilities...........................................26
   (j)   Legal Compliance..................................................27
   (k)   Tax Matters.......................................................27
   (l)   Real Property.....................................................30
   (m)   Intellectual Property.............................................31
   (n)   Equipment.........................................................33
   (o)   Inventory.........................................................33
   (p)   Contracts.........................................................33
   (q)   Notes and Accounts Receivable.....................................35
   (r)   Powers of Attorney................................................35
   (s)   Insurance.........................................................35
   (t)   Litigation........................................................36
   (u)   Employees.........................................................36
   (v)   Employee Benefits.................................................36
   (w)   Guaranties........................................................39
   (x)   Environmental, Health, and Safety Matters.........................39
   (y)   Certain Business Relationships with the Companies
         or the DCI Subsidiary.............................................40
   (z)   Disclaimer of Other Representations and Warranties................40
   (aa)  Disclosure........................................................40
5.    Representations and Warranties of  Penton............................40

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   (a)   Organization of Penton............................................40
   (b)   Authorization of Transaction......................................41
   (c)   Noncontravention..................................................41
   (d)   Brokers' Fees.....................................................42
   (e)   Disclaimer of Other Representations and Warranties................42
   (f)   Disclosure........................................................42
6.    Pre-Closing Covenants................................................42
   (a)   General...........................................................42
   (b)   Notices and Consents..............................................42
   (c)   Operation of Business.............................................43
   (d)   Preservation of Business..........................................43
   (e)   Full Access.......................................................44
   (f)   Notice of Developments............................................45
   (g)   No Solicitation...................................................45
   (h)   Permitted Transfers...............................................45
7.    Conditions to Obligation to Close....................................45
   (a)   Conditions to Obligation of Penton................................45
   (b)   Conditions to Obligation of Sellers...............................49
8.    Termination..........................................................50
   (a)   Termination of Agreement..........................................50
   (b)   Effect of Termination.............................................51
9.    Post-Closing Covenants...............................................51
   (a)   General...........................................................52
   (b)   Litigation Support................................................52
   (c)   Tax Election......................................................53
   (d)   Tax Matters.......................................................53
   (e)   Employee Benefits Matters.........................................56
10.   Remedies for Breaches of This Agreement..............................57
   (a)   Survival of Representations and Warranties........................57
   (b)   Indemnification Provisions for Benefit of Penton..................57
   (c)   Indemnification Provisions for Benefit of Sellers.................60
   (d)   Matters Involving Third Parties...................................61
   (e)   Adjustment to Purchase Price......................................62
   (f)   Determination of Adverse Consequences.............................62
   (g)   Setoff............................................................63
11.   Miscellaneous........................................................64
   (a)   Exclusive Remedy..................................................64
   (b)   Press Releases and Public Announcements...........................64
   (c)   No Third-Party Beneficiaries......................................64
   (d)   Entire Agreement..................................................65
   (e)   Succession and Assignment.........................................65
   (f)   Counterparts......................................................65
   (g)   Headings..........................................................65
   (h)   Notices...........................................................65
   (i)   Sellers' Representative...........................................66
   (j)   Governing Law.....................................................67

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   (k)   Amendments and Waivers............................................67
   (l)   Severability......................................................67
   (m)   Expenses..........................................................67
   (n)   Construction......................................................68
   (o)   Incorporation of Exhibits and Schedules...........................68

Exhibit A -  Historical Financial Statements

Exhibit B - Consulting Agreement

Exhibit C - Form of Opinion of Counsel to Duke

Exhibit D - Form of Opinion of Counsel to Penton

Exhibit E - Form of Escrow Agreement

Schedule 2(c) - Distribution of Purchase Price

Disclosure Schedule


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


                            EQUITY PURCHASE AGREEMENT

     This Equity Purchase Agreement (the Agreement) is entered into on August 29, 2000, by and among Penton Media, Inc., a Delaware corporation (Penton), David A. Duke ("Duke"), the 1996 Sara Marie Duke Trust, the 1996 Brian Alexander Duke Trust, and the 1996 John Franklin Duke Trust (collectively, the Trusts). Duke and the Trusts are referred to collectively as the Sellers. Duke owns all the outstanding stock of Duke Investments, Inc., a Colorado corporation (DII). DII, Duke and the Trusts in the aggregate own all of the general and limited partnership interests in Duke Communications International, L.L.L.P., a Colorado limited liability limited partnership (DCI). DCI and DII may be referred to collectively as the Companies and each individually as a Company.

     This Agreement contemplates two transactions. First, Penton will purchase from Duke, and Duke will sell to Penton, all of the outstanding stock of DII for cash. Second, Penton will cause DII, as the new wholly owned subsidiary of Penton, to purchase from the Sellers, and the Sellers will sell to DII, the limited partnership interests held by them in DCI.

     Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

     1. DEFINITIONS.

     Adverse Consequences means all actions, suits, proceedings, hearings, investigations, demands, injunctions, judgments, orders, decrees, rulings, damages, penalties, fines, costs, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorney's fees and expenses, proximately resulting from, arising out of, or caused by, an event or condition, but excluding all consequential, potential, speculative, or remote damages.

     Affiliate has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

     Applicable Rate means the Prime Rate published from time to time in the Money Rates Column of The Wall Street Journal.

     Closing has the meaning set forth in section 2(d) below.

     Closing Balance Sheet has the meaning set forth in section 2(f) below.

     Closing Date has the meaning set forth section 2(d) below.

     Closing Working Capital has the meaning set forth in section 2(f) below.

     COBRA means the requirements of ERISA sections 601 through 608 and Code section 4980B and of any similar state law.

     Code means the Internal Revenue Code of 1986, as amended.

     Companies has the meaning set forth in the preface above.

     Confidential Information means any information concerning the businesses and affairs of DCI that is not already generally available to the public.

     DCI has the meaning set forth in the preface above.

     DCI Subsidiary means Duke Communications Europe Limited.

     DII has the meaning set forth in the preface above.

     DII Share means any of the common stock, no par value per share, of DII.

     Deferred Subscription Liability means the total deferred subscription revenue shown on the Most Recent Balance Sheet.

     Disclosure Schedule has the meaning set forth in section 3 below.

     Duke has the meaning set forth in the preface above.

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     Employee Benefit Plan means any "employee benefit plan" (as such term is defined in ERISA section 3(3)) and any other material employee benefit plan, program or arrangement of any kind.

     Employee Pension Benefit Plan has the meaning set forth in ERISA section 3(2).

     Employee Welfare Benefit Plan has the meaning set forth in ERISA section 3(1).

     Environmental, Health, and Safety Requirements shall mean all federal, state, and local statutes, regulations, ordinances and similar provisions in effect as of or prior to the Closing Date concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation.

     ERISA means the Employee Retirement Income Security Act of 1974, as amended.

     ERISA Affiliate means each entity that is treated as a single employer with DCI for purposes of Code section 414.

     Estimated Closing Working Capital has the meaning set forth in section 2(f) below.

     Excluded Assets means (i) the stock owned by (A) DCI in the French company D&S Communications and the Spanish companies New Tec SL and Publicaciones Help 400, SL and (B) DII in the German Company Duke Communications GmbH and (ii) the membership interest of DII in Matador-Orchard, LLC, a Colorado limited liability company.

     Fiduciary has the meaning set forth in ERISA section 3(21).

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     Financial Statement has the meaning set forth in section 4(g) below.

     GAAP means United States generally accepted accounting principles as in effect from time to time.

     Hart-Scott-Rodino Act means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     Income Tax means any federal, state, local, or foreign income tax, including any interest, penalty, or addition thereto, whether disputed or not.

     Income Tax Return means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     Indemnified Party has the meaning set forth in section 10(d) below.

     Indemnifying Party has the meaning set forth in section 10(d) below.

     Intellectual Property means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof (including registrations and applications of any of the foregoing), (b) all trademarks, service marks, trade dress, designs, logos, trade names, Internet domain names, URLs, corporate names, slogans and general intangibles of like nature, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works (including, without limitation, web sites), all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in

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connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

     Knowledge means all information that is actually known or, in the exercise of reasonable diligence in the normal course of their employment and/or assigned duties, should be known, by each of the following individuals: David A. Duke, Gregory Northrup, Wayne Madden, David R. Blansfield, Mark Smith, Bart Taylor, and John Gallagher.

     Most Recent Balance Sheet means the balance sheet contained within the Most Recent Financial Statements.

     Most Recent Financial Statements has the meaning set forth in section 4(g) below.

     Most Recent Fiscal Month End has the meaning set forth in section 4(g) below.

     Most Recent Fiscal Year End has the meaning set forth in section 4(g) below.

     Multiemployer Plan has the meaning set forth in ERISA section 3(37).

     Ordinary Course of Business means the ordinary course of business of DCI consistent with past custom and practice (including with respect to quantity and frequency).

     Party means any of Duke, the Trusts, or Penton.

     PBGC means the Pension Benefit Guaranty Corporation.

     Penton has the meaning set forth in the preface above.

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     Person means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

     Prohibited Transaction has the meaning set forth in ERISA section 406 and Code section 4975.

     Purchase Price has the meaning set forth in section 2(c) below.

     Reportable Event has the meaning set forth in ERISA section 4043.

     Return has the meaning set forth in section 4(k)(i) below.

     Security Interest means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

     Subsidiary means any corporation, partnership or other entity with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the equity or has the power to vote or direct the voting of a majority of its voting rights.

     Tax means (a) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding on amounts paid to or by any of the Companies or the DCI Subsidiary, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any Taxing Authority, (b) any liability of any of the Companies or the DCI Subsidiary for the payment of

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any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability of any of the Companies or the DCI Subsidiary for payment of such amounts was determined or taken into account with reference to the liability of any other entity, and (c) any liability of any of the Companies or the DCI Subsidiary for the payment of any amounts as a result of being a party to any Tax sharing agreements or arrangements (whether of not written) binding on any of the Companies or the DCI Subsidiary or with respect to the payment of any amounts of any of the foregoing types as a result of any express or implied obligation to indemnify any other person or entity.

     Third Party Claim has the meaning set forth in section 10(d) below.

     Working Capital has the meaning set forth in section 2(f) below.

     2. BASIC TRANSACTION.

     (a) PURCHASE AND SALE OF DII SHARES. On and subject to the terms and conditions of this Agreement, at the Closing, Penton will purchase from Duke, and Duke will sell, assign, transfer, convey, and deliver to Penton all of his DII Shares free and clear of any mortgage, pledge, lien, encumbrance, charge or other security interest for the consideration specified below in this section 2.

     (b) PURCHASE AND SALE OF DCI INTERESTS. Immediately following the conclusion of the transaction described in section 2(a) above, on and subject to the terms and conditions of this Agreement, Penton will cause DII to purchase from the Sellers, and the Sellers will sell, assign, transfer and deliver to DII, all of their limited partnership interests in DCI free and clear of any mortgage, pledge, lien, encumbrance, charge or other security interest for the consideration specified below in this section 2.

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     (c) PURCHASE PRICE. (i) (i) In full consideration for the transfer of
Duke's DII Shares and the Sellers' DCI partnership interests, Penton will deliver and pay to Sellers a total purchase price of up to $150 million in cash (the Purchase Price). The Purchase Price is payable in two parts as follows: (1) at Closing, Penton will pay to the Sellers $100 million in cash, subject to the adjustment provided in section 2(g)(i) below (the Cash Payment), by wire transfer or delivery of other immediately available funds and (2) Contingent Payments of up to $50 million, if earned, due over a period following Closing as described in this section 2(c). The Contingent Payments consist of a Revenue Contingent Payment and an EBITDA Contingent Payment, each defined below, to be paid by Penton, if earned, on or before March 31 following the end of each of the calendar years 2000, 2001 and 2002 (each, a "Yearly Contingent Payment Period" and collectively the "Contingent Payment Period,") and in accordance with the procedures set forth in this section 2(c). The Parties agree that the consideration for the DII Shares consists solely of a portion of the Cash Payment and none of the Contingent Payments. The consideration for the DCI interests is the balance of the Cash Payment and all of the Contingent Payments. The final allocation of the Purchase Price among the Sellers shall be determined in a writing executed by all Sellers and Penton on or before two business days before the Closing Date. The Sellers will, at Closing, assign their rights to receive the Contingent Payments to a newly formed limited liability company (New
LLC) that will be wholly owned by Sellers. Penton shall pay all Contingent Payments, if earned, by wire transfer to New LLC. Sellers acknowledge that payment of the Contingent Payment to New LLC pursuant to this section 2(c) is in complete satisfaction of Penton's obligations under this section 2(c) to pay the Purchase Price to Sellers. Any Contingent Payment that is not paid when due shall accrue interest from the due date until paid at the Applicable Rate; PROVIDED, HOWEVER, that, if the amount of any Contingent Payment is in dispute, it will not be

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considered due until the later of March 31 of the year following the end of the applicable Yearly Contingent Payment Period and five business days after resolution of such dispute.

     (ii) (A) The "Revenue Contingent Payment" is equal to 24% of the amount by which revenue (as adjusted as provided by section 2(c)(vi) hereof) generated by the business of the Companies and the DCI Subsidiary (the Business) in respect of such year exceeds $50 million; PROVIDED, HOWEVER, that the total cumulative amount of the Revenue Contingent Payment that may be earned during the Contingent Payment Period will not exceed $30 million; PROVIDED, FURTHER, that if the total cumulative amount of the Revenue Contingent Payment earned during the Contingent Payment Period does not equal at least $15 million, an additional Yearly Contingent Payment Period, calendar year 2003, will be added to the Contingent Payment Period to achieve up to, but not more than, a total cumulative Revenue Contingent Payment of $15 million. For example, the annual Revenue Contingent Payments for 2000, 2001, 2002 and, if applicable, 2003, would be as follows if the revenues of the Business were in the amounts indicated below (subject, however, to the $30 million maximum Revenue Contingent Payment amount):

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
                                                                 ($million)

                                                                 Calendar Years
                                             2000              2001            2002               2003
    Revenue                                 $54.0             $70.0           $90.0             $110.0
    Less minimum                             50.0              50.0            50.0               50.0
    Excess over minimum                       4.0              20.0            40.0               60.0
    Factor                                     .24               .24             .24                .24
    Payment due                           $    .96           $  4.8          $  9.6           $    0.0
    Cumulative payment                         .96              5.76           15.36              15.36


                                                                 Calendar Years
                                             2000              2001            2002               2003(1)
    Revenue                                 $54.0             $70.0           $80.0             $110.0
    Less minimum                             50.0              50.0            50.0               50.0
    Excess over minimum                       4.0              20.0            30.0               60.0
    Factor                                     .24               .24             .24                .24
    Payment due                           $    .96           $  4.8          $  7.2           $    2.04(1)
    Cumulative payment                         .96              5.76           12.96              15.0

    (1)Maximum in 2003:                                                                          $15.0
    Contingent Payments, '00-'02                                                                  12.96
    Payment in 2003:                                                                               2.04


     The amount of any Revenue Contingent Payment earned will be reduced by any amounts that are due to Penton pursuant to section 2(f) or section 10(f) hereof. Revenue, for purposes of this section 2(c), will be determined in accordance with GAAP on an accrual basis, consistently applied by Penton from period to period in a manner consistent with DCI's accounting practices as reflected in the Financial Statements if DCI's accounting practices are consistent with GAAP.

     (B) The "EBITDA Contingent Payment" is equal to 56% of the amount by which EBITDA (as adjusted as provided by section 2(c)(vi) hereof) of the Business in respect of such year exceeds $8 million; PROVIDED, HOWEVER, that the total cumulative amount of the EBITDA Contingent Payment that may be earned during the Contingent Payment Period will not exceed $20 million. For example, the annual EBITDA Contingent Payments for 2000, 2001 and 2002

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would be as follows if the EBITDA of the Business were in the amounts indicated
below (subject, however, to the $20 million maximum EBITDA Contingent Payment amount):

                                   ($million)

                                           Calendar Years
                                2000              2001            2002
EBITDA                          $9.0             $14.0           $20.0
Less:  minimum required          8.0               8.0             8.0
Excess over minimum              1.0               6.0            12.0
Factor                            .56               .56             .56
Contingent payment earned       $ .56            $ 3.36          $ 6.72
Cumulative payments               .56              3.92           10.64


                  (C) "EBITDA" means for any fiscal period, the sum of net income determined in accordance with GAAP on an accrual basis, consistently applied by Penton from period to period in a manner consistent with DCI's accounting practices as reflected in the Financial Statements if DCI's accounting practices are consistent with GAAP, plus, to the extent deducted in computing net income, interest expense, income tax expense, all depreciation and, without duplication, all amortization, plus or minus, as the case may be, other extraordinary income or expense items, whether unrelated to the operation of the Business or incurred in the usual and ordinary course of the operation of the Business. The EBITDA of the Business will be determined initially by Penton. Notwithstanding the foregoing, the calculation of EBITDA of the Business for purposes of this subsection will not include allocations of Penton's general corporate overhead costs except as provided herein, but will include (x) operating expenses directly related to the Business including, without limitation, (i) retirement and welfare plan contribution costs for employees involved in management and operation of the Business, (ii) casualty and liability insurance premiums allocable to operation of the Business, (iii) employee costs for personnel whose work is principally related to operation of the Business, and (iv) other charges incurred by Penton in the ordinary course of business of operating the Business that may

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differ in amount, nature and type from those previously incurred by DCI in operating the Business, (y) general and administrative expenses directly related to the Business, and (z) indirect services, including accounting and services currently performed by third party vendors (other than those of the type set forth in (x) and (y) above), to the extent such costs and expenses do not exceed DCI's current cost for such services. Without limiting the generality of the foregoing, EBITDA of the Business will account for any cost savings realized as a result of the Business being operated by DII as a subsidiary of Penton, including by using services provided by Penton.

         (iii) If additional working capital is required to expand the Business, advances by Penton for such purposes will bear interest at the average borrowing rate from time to time of Penton. Such interest charge will be deducted in determining EBITDA.

         (iv) Penton shall provide its initial determination of revenue and EBITDA of the Business for the previous Yearly Contingent Payment Period to DCI within 60 days of the end of the previous Yearly Contingent Payment Period (the Revenue/EBITDA Determination). Penton shall include in the Revenue/EBITDA Determination an unaudited operating profit and loss statement of the Business for the respective Contingent Payment Period, certified by the chief financial officer of Penton as being in accordance with GAAP on an accrual basis, consistently applied by Penton from period to period in a manner consistent with DCI's accounting practices as reflected in the Financial Statements if DCI's accounting practices are consistent with GAAP. Unless Duke, within fifteen business days after receipt of the Revenue/EBITDA Determination, notifies Penton that it objects to the computation of revenue and/or EBITDA as set forth in the Revenue/EBITDA Determination, the Revenue/EBITDA Determination will be binding upon the parties for such Yearly Contingent Payment Period. If

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

Duke objects to Penton's calculation of revenue and/or EBITDA as set forth in the Revenue/EBITDA Determination, not later than fifteen business days following delivery to Sellers of the Revenue/EBITDA Determination, Duke shall notify Penton in writing of such objection (the Objection). The Objection must specify
(a) the amount of the proposed adjustment to revenue and/or EBITDA as set forth in the Revenue/EBITDA Determination; (b) the item(s) to which such Objection relates; and (c) the facts and circumstances supporting the Objection. During the 10 business-day period following the delivery to Penton of any Objection, Penton and Duke will discuss Duke's proposals in the Objection and endeavor in good faith to reach agreement upon appropriate adjustments to the Revenue/EBITDA Determination. If Penton and Duke are unable to agree upon the revenue and/or the EBITDA for the previous Yearly Contingent Payment Period during such 10 business-day period, then Penton and Duke will jointly engage a mutually acceptable, independent accounting firm to resolve the dispute in a manner consistent with the procedures set forth in section 2(f)(ii).

         (v) Sellers acknowledge that Penton will own and control the Business and that, after the Closing, Penton may operate the Business in such manner as it determines to be in its best interest; PROVIDED, HOWEVER, that Penton shall use its reasonable best efforts to maximize revenue and EBITDA of the Business. Throughout the Contingent Payment Period, Penton will promptly provide to Duke copies of all written reports, financial statements, projections, budgets, studies and other similar analysis concerning DII, the DCI Subsidiary or the Business made available to management of the Companies.

         (vi) If Penton, the Companies or the DCI Subsidiary sell or in anyway transfer (i) control of any of the Companies and the DCI Subsidiary (a Sold Company) or (ii) any asset or group of assets comprising a magazine, newsletter, web site or other business unit of the

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Business acquired from Sellers as the Business existed as of the Closing Date (a
Sold Business Unit) during the Contingent Payment Period to a Person that is not controlled by, under common control with, or controlling Penton, then, in calculating the Revenue Contingent Payment and the EBITDA Contingent Payment, the actual revenue and EBITDA of the Business will be increased by the annualized amount of revenue and EBITDA, respectively, contributed by the Sold Company or Sold Business Unit to the Business during the most recent 12-month period before completion of such sale or transfer multiplied by the average annual growth rate of such Sold Company or Sold Business Unit during the most recent 24-month period before completion of such sale or transfer. For example, if (i) the Sold Company or Sold Business Unit contributed $10 million of revenue and $1 million of EBITDA during the most recent 12-month period before the sale is completed, (ii) the average annual growth rate for such Sold Company or Sold Business Unit over the 24-month period before the sale is completed is 10% and
(iii) the sale is completed on September 30, 2001, then (x) the actual revenue of the Business for the 2001 Yearly Contingent Period will be increased by $2.75 million ($10 million x 10% growth rate (1.1 factor) x 0.25 (3 mos/12 mos)) and the actual revenue of the Business for the 2002 Yearly Contingent Period will be increased by $11 million ($10 million x 10% x 1.0 (12 mos/12 mos)) and (y) the actual EBITDA of the Business for the 2001 Yearly Contingent Period will be increased by $275,000 ($1 million x 10% x .25) and the actual EBITDA of the Business for the 2002 Yearly Contingent Period will be increased by $1.1 million ($1 million x 10% x 1.0). Any sales or transfers to a Person that is controlled by, under common control with or controlling Penton will not affect the calculation of revenue or EBITDA for purposes of calculating the Revenue Contingent Payment or the EBITDA Contingent Payment.

     (d) THE CLOSING. The closing of the transactions contemplated by this Agreement (the Closing) shall take place at the offices of Minor & Brown, P.C. in Denver, Colorado commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may mutually determine (the Closing Date).

     (e) DELIVERIES AT THE CLOSING. At the Closing, (i) Sellers will deliver to Penton, or DII as its Subsidiary, the various certificates, instruments, and documents referred to in section 7(a) below and such other duly executed documents and certificates as may be reasonably requested to be delivered by Penton pursuant to the terms of this Agreement; and (ii) Penton will deliver to Sellers the Purchase Price as specified in section 2(c) above and the various certificates, instruments, and documents referred to in section 7(b) below and such other duly executed documents and certificates as may be reasonably requested to be delivered by Sellers pursuant to the terms of this Agreement.

     (f) PURCHASE PRICE ADJUSTMENT. (i) (i) The Purchase Price will be increased by the amount by which the Closing Working Capital exceeds zero or decreased by the amount by which the Closing Working Capital is less than zero. An estimate of Closing Working Capital shall be determined in good faith by Sellers immediately prior to Closing (Estimated Closing Working Capital) and used in determining the Purchase Price payable at Closing pending a final, post-Closing, determination in accordance with this section 2(f).

         (ii) Within 90 calendar days after the Closing Date, Penton at its expense, shall prepare and deliver to Sellers a balance sheet of DCI prepared in accordance with GAAP, as used for the Financial Statements as of the close of business on the last business day immediately preceding the Closing Date; PROVIDED, HOWEVER, that, if the Closing occurs within the first ten days of the prior month end, then the balance sheet will be prepared as of the close of business on the last business day of the month end prior to Closing (the Closing Balance Sheet). Closing Working Capital will be the Working Capital reflected on the Closing Balance Sheet. Working Capital means current assets minus current liabilities, excluding (i) any deferred subscription revenue, (ii) any accrued expense relative to the Duke Communications International, L.L.L.P. Equity Rights Appreciation Plan, and (iii) any current liabilities of DCI or DII retained by the Sellers or against which the Sellers are obligated to indemnify Penton and DII in accordance with this Agreement, but including as a current liability the long-term portion of the Promissory Notes dated April 7, 2000, and August 15, 2000, payable to First National Bank. Within 45 calendar days after Penton's delivery of the Closing Balance Sheet, Duke shall deliver to Penton a written statement describing the objections (if any) to the Closing Balance Sheet. If Duke does not deliver a written statement within those 45 days, the Closing Working Capital reflected on the Closing Balance Sheet will be final and binding. If Duke does deliver a written statement within those 45 calendar days, Duke and Penton shall attempt to resolve any disputed items, but if within 60 calendar days of Duke's delivery of a statement of objections to Penton any disputes remain open, Duke and Penton shall select a mutually acceptable independent accounting firm to resolve said disputes. If Penton and Duke are unable to mutually agree on such an accounting firm within ten calendar days, an accounting firm will be selected by lot from among the "Big 5" after eliminating any Big 5 firms representing a Party and after eliminating one firm designated as objectionable by each of Duke on the one hand and Penton on the other hand. The Parties shall cause said firm to resolve any disputed items as soon as practicable and the determination of that firm shall be final and binding. Said firm will make its determination in accordance with GAAP, as used in the Most Recent Financial Statements based solely upon the presentations by Penton and Duke and only with respect to the differences submitted by Penton and Duke. The determination by said firm may not be for an amount that is outside of the range of Penton's and Duke's disagreement or consider items that are not in dispute. The costs and expenses incurred in connection with a determination by the selected firm shall be allocated by that firm, in its discretion, in proportion to the relative success of the Parties as to the dispute.

         (iii) As soon as practicable, but in no event later than five calendar days, after the Closing Working Capital has been finally determined pursuant to this section 2(f), the difference between Closing Working Capital and Estimated Closing Working Capital, plus simple interest on that amount at the Applicable Rate from Closing to the date of payment, shall be paid by Penton (in the case of a positive difference) or by the Sellers (in the case of a negative difference) to the other Party as the adjustment to the Cash Payment portion of the Purchase Price

     3. REPRESENTATIONS AND WARRANTIES OF THE SELLERS. Each of the Sellers jointly and severally represents and warrants to Penton that the statements contained in this section 3 are correct and complete as of the date of this Agreement and, except for statements expressly made as of a specific date, will be correct and complete as of the Closing Date except as set forth in the Disclosure Schedule (including an identification by section reference to the representations and warranties to which such exceptions and qualifications relate).

     (a) REGISTRATION OF THE TRUSTS. Each of the Trusts is duly registered in the County of Arapahoe, State of Colorado.

     (b) AUTHORIZATION OF TRANSACTION. Each Seller has full power and authority to execute and deliver this Agreement and all other agreements and documents executed and delivered by the Sellers in connection with this Agreement (the Transaction Documents) and to perform his or its obligations hereunder and thereunder. This Agreement and each of the Transaction Documents have been, or upon execution will be, duly executed and delivered by each of the Sellers and constitute the valid and legally binding obligation of each Seller, enforceable in accordance with its terms and conditions.

     (c) NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any Seller is subject or any provision of the trust agreement of any Trust or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement which binds any Seller with respect to his or its interests in either of the Companies. Except for the applicable requirements of the Hart-Scott-Rodino Act, no Seller needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a material adverse effect on the business, financial condition, operations, or results of operations of the Companies or on the ability of the Parties to consummate the transactions contemplated by this Agreement.

     (d) BROKERS' FEES. The Sellers have no liability or obligation to pay any fees or commissions to any Person with respect to the transactions contemplated by this Agreement for which Penton or DII could become liable or obligated. The Sellers shall be solely responsible for paying the fees or commissions of The Jordan Edmiston Group.

     (e) OWNERSHIP OF THE COMPANIES. Section 3(e) of the Disclosure Schedule describes the ownership of each of the Companies as of the date of this Agreement and as that ownership will exist as of Closing upon the satisfaction of certain conditions of this Agreement relating thereto. Each Seller holds of record and owns beneficially, or will hold and will own as of Closing, as the case may be, and each Seller has good and marketable title to, those interests in the Companies set forth next to his or its name in section 3(e) of the Disclosure Schedule, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. None of the Sellers are party to any option, warrant, purchase right, or other contract or commitment that could require a Seller to sell, transfer, or otherwise dispose of any partnership interest, capital stock, or other equity in either of the Companies (other than this Agreement). None of the Sellers are party to any voting trust, proxy, or other agreement or understanding with respect to the voting interests of either of the Companies. Upon consummation of the transactions contemplated by this Agreement, Penton will acquire good and marketable title to the DII Shares and the Sellers' partnership interests in DCI.

     4. REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANIES. Each of the Sellers, jointly and severally, represents and warrants to Penton that the statements contained in this section 4 are correct and complete as of the date of this Agreement and, except for statements expressly made as of a specific date, will be correct and complete as of the Closing Date (which for purposes of this section 4 shall be the completion of the transaction described in section 2(a) above) except as set forth in the Disclosure Schedule (including an identification by section reference to the representations and warranties to which such exceptions and qualifications relate).

     (a) ORGANIZATION, QUALIFICATION AND CORPORATE POWER. DCI is a limited liability limited partnership, validly existing and in good standing under the laws of the State of Colorado and has full power and authority to operate its business, to own or lease its assets, and to carry on its business as now being conducted. DII is a corporation, validly existing and in good standing under the laws of the State of Colorado and has full power and authority to operate its business, to own or lease its assets, and to carry on its business as now being conducted. Each of the Companies is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of the Companies, taken as a whole. Section 4(a) of the Disclosure Schedule lists the directors and officers of each of the Companies.

     (b) CAPITALIZATION. The entire authorized capital stock of the DII consists of 2000 DII Shares, of which 2000 DII Shares are issued and outstanding and held by Duke and none are held in treasury. All of the issued and outstanding DII Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by Duke. The Sellers, as of the date of this Agreement, in the aggregate hold, as limited partners, ninety percent (90%) of the partnership interests of DCI. DII owns the remaining ten percent (10%) interest, consisting of nine percent (9%) as a limited partner and one percent (1%) as the sole general partner. A true and correct copy of the Limited Partnership Agreement of DCI has been provided or made available to Penton.

     (c) NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which either Company or the DCI Subsidiary is subject or any provision of the Limited Partnership Agreement of DCI, the Articles of Incorporation and Bylaws of DII or the constituent documents of either DCI Subsidiary, (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which either Company or the DCI Subsidiary is a party or by which it is bound , including those listed in section 4(p) of the Disclosure Schedule, or to which any of their assets is subject (or result in the imposition of any Security Interest upon any of the Companies' or the DCI Subsidiary's assets), except (other than with respect to the Limited Partnership Agreement of DCI, the Articles of Incorporation and Bylaws of DII and the constituent documents of the DCI Subsidiary) where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Security Interest would not have a material adverse effect on the business, financial condition, operations, or results of operations of the Companies and the DCI Subsidiary or on the ability of the Parties to consummate the transactions contemplated by this Agreement. Except for the applicable requirements of the Hart-Scott-Rodino Act, the Companies do not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a material adverse effect on the business, financial condition, operations, or results of operations of either Company or the DCI Subsidiary or on the ability of the Parties to consummate the transactions contemplated by this Agreement.

     (d) BROKERS' FEES. Neither Company or the DCI Subsidiary has any liability or obligation to pay any fees or commissions to any Person with respect to the transactions contemplated by this Agreement for which Penton could become liable or obligated. The Sellers shall be solely responsible for paying the fees or commissions of The Jordan Edmiston Group.

     (e) TITLE TO ASSETS. Each Company and the DCI Subsidiary has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet. The assets, properties, rights and contracts of the Companies and the DCI Subsidiary include all of the assets, properties, rights and contracts necessary for the conduct of the Business in substantially the same manner as currently conducted.

     (f) SUBSIDIARIES. DCI has no Subsidiaries. Section 4(f) of the Disclosure Schedule sets forth for each Subsidiary of DII (i) its name and jurisdiction of incorporation, (ii) the number of shares of authorized capital stock of each class of its capital stock, (iii) the number of issued and outstanding shares of each class of its capital stock, the names of the holders thereof, and the number of shares held by each such holder, (iv) the number of shares of its capital stock held in treasury, and (v) its directors and officers. Each Subsidiary of DII is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Each Subsidiary of DII is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a material adverse effect on the business, financial condition, operations, or results of operations of the Companies and the DCI Subsidiary. Each Subsidiary of DII has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. All of the issued and outstanding shares of capital stock of each Subsidiary of DII have been duly authorized and are validly issued, fully paid, and nonassessable and free of pre-emptive rights. DII holds of record and owns beneficially, and has good and valid title to, all of the outstanding shares of each Subsidiary of DII free and clear of any Security Interests, and DII will deliver such shares to Penton free and clear of all Security Interests. There are no options, warrants, rights or agreements obligating any Subsidiary of DII to issue or sell any shares of capital stock or membership interests, or any security convertible into or exchangeable for any such shares of capital stock or membership interests.

     (g) FINANCIAL STATEMENTS. Attached hereto as Exhibit A are the following financial statements (collectively the Financial Statements): (i) audited balance sheets and statements of income, changes in partner's equity, and cash flow as of and for the fiscal years ended December, 1997, December, 1998, and December, 1999 (the Most Recent Fiscal Year End) for DCI; and (ii) unaudited balance sheets and statements of income (the Most Recent Financial Statements) as of and for the seven months ended July 31, 2000 (the Most Recent Fiscal Month
End) for DCI, DII and the DCI Subsidiary on a proforma consolidated basis. The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly in accordance with GAAP the financial condition of DCI as of such dates and the results of operations of DCI;

provided, however, that the Most Recent Financial Statements (i) are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes and other presentation items, (ii) use GAAP with respect to the DCI Subsidiary rather than the generally accepted accounting principles, or other applicable guidelines, for the United Kingdom and (iii) are on a pro forma basis as described in the letter from DCI that accompanies them.

     (h) EVENTS SUBSEQUENT TO MOST RECENT FISCAL YEAR END. Since the Most Recent Fiscal Year End, there has not been, nor to DCI's knowledge has there been any event or condition of any character (excluding events or conditions impacting the economy or the publishing industry in general) which is likely to have, any material adverse change in the business, financial condition, operations, or results of operations, of the Companies or the DCI Subsidiary taken as a whole. Without limiting the generality of the foregoing, since that date:

         (i) Neither Company nor the DCI Subsidiary has sold, leased, transferred, or assigned any material assets, tangible or intangible, outside the Ordinary Course of Business;

         (ii) Neither Company nor the DCI Subsidiary has entered into any material agreement, contract, lease, or license outside the Ordinary Course of Business;

         (iii) No party (including either of the Companies or the DCI Subsidiary) has accelerated, terminated, made material modifications to, or cancelled any material agreement, contract, lease, or license to which any of them is a party or by which any of them is bound;

         (iv) Neither Company nor the DCI Subsidiary has imposed any Security Interest upon any of its assets, tangible or intangible;

         (v) Neither Company nor the DCI Subsidiary has made any material capital expenditures outside the Ordinary Course of Business;

         (vi) Neither Company nor the DCI Subsidiary has made any material capital investment in, or any material loan to, any other Person outside the Ordinary Course of Business;

         (vii) Neither Company nor the DCI Subsidiary has created, incurred, assumed, or guaranteed more than $100,000 in aggregate indebtedness for borrowed money and capitalized lease obligations;

         (viii) Neither Company nor the DCI Subsidiary has granted any license or sublicense of any material rights under or with respect to any Intellectual Property;

         (ix) There has been no change made or authorized in the constituent documents of either Company or the DCI Subsidiary;

         (x) Neither Company nor the DCI Subsidiary has issued, sold, or otherwise disposed of any equity interests, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any equity interests;

         (xi) Neither Company nor the DCI Subsidiary has experienced any material damage, destruction, or loss (whether or not covered by insurance) to its material assets;

         (xii) Neither Company nor the DCI Subsidiary has made any loan to, or entered into any other transaction with, any of its partners, shareholders, directors, officers, and employees outside the Ordinary Course of Business;

         (xiii) Neither Company nor the DCI Subsidiary has entered into any collective bargaining agreement or modified the terms of any existing such agreement;

         (xiv) Neither Company nor the DCI Subsidiary has adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit
Plan);

         (xv) Neither Company nor the DCI Subsidiary has made any other change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business;

         (xvi) Neither Company nor the DCI Subsidiary has acquired by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquired any assets of any other person (other than the purchase of assets from suppliers or vendors in the ordinary course of business consistent with past practice) for an amount that is material, individually or in the aggregate, to a Companies and the DCI Subsidiary, taken as a whole;

         (xvii) Neither Company nor the DCI Subsidiary has settled any lawsuits or claims;

         (xviii) Neither Company has changed the accounting principles used by it, or the application thereof, unless required by GAAP; and

         (xix) Neither Company nor the DCI Subsidiary has committed to any of the foregoing.

     (i) UNDISCLOSED LIABILITIES. Neither Company nor the DCI Subsidiary has any liability of a type required to be reflected on a balance sheet prepared in accordance with GAAP as consistently applied to such Company or DCI Subsidiary except for (i) liabilities set forth in the Most Recent Balance Sheet and (ii) liabilities of a similar nature which have arisen since the Most Recent Fiscal Month End in the Ordinary Course of Business and, to the Knowledge of

DCI, there exists no event or circumstance which, after notice or lapse of time or both, might create any other such obligations or liabilities of a Company or the DCI Subsidiary.

     (j) LEGAL COMPLIANCE. Each Company and each DCI Subsidiary has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced or, to DCI's Knowledge, threatened against any of them alleging any failure so to comply, except where the failure to comply would not have a material adverse effect on the business, financial condition, operations or results of operations of the Companies and the DCI Subsidiary.

     (k) TAX MATTERS.

         (i) All Tax returns, statements, reports and forms (including estimated tax or information returns and reports) required to be filed with any domestic or foreign governmental or regulatory authority (a Governmental Authority) responsible for the imposition of any Tax (a Taxing Authority) with respect to any Tax period (or portion thereof) ending on or before the Closing Date (a Pre-Closing Tax Period) by or on behalf of each of the Companies and the DCI Subsidiary (collectively, the Returns) have, to the extent required to be filed on or before the date hereof, been filed when due in accordance with all applicable laws.

         (ii) The Returns correctly reflected in all material respects the facts regarding the income, business, assets, operations, activities, and status of the Companies and the DCI Subsidiary.

         (iii) The Returns have never been audited by any Taxing Authority.

         (iv) None of the Companies or the DCI Subsidiary is a party to any contract under which any person may receive payments characterized as "excess parachute payments" within the meaning of Section 280G of the Code.

         (v) All Taxes owed by the Companies or the DCI Subsidiary (whether or not shown as due and payable on the Returns that have been filed) have been timely paid, or withheld and remitted to the appropriate Taxing Authority.

         (vi) Any reserves established for Taxes with respect to the Companies or the DCI Subsidiary for any Pre-Closing Tax Period (including any Pre-Closing Tax Period for which no Return has yet been filed) reflected on the books of the Companies or the DCI Subsidiary, respectively (excluding any provision for deferred income taxes) are adequate in accordance with GAAP.

         (vii) None of the Companies or the DCI Subsidiary nor any member of any affiliated, consolidated, combined or unitary group of which any of the Companies or the DCI Subsidiary is or has been a member has granted any extension or waiver of the statute of limitations period applicable to any Return, which period (after giving effect to such extension or waiver) has not yet expired.

         (viii) There is no action, suit or proceeding now pending and no claim, audit or investigation now pending of which the Sellers are aware or, to the knowledge of the Sellers, any action, suit, claim, audit or investigation threatened against or with respect to any of the Companies or the DCI Subsidiary in respect of any Tax.

         (ix) None of the Companies or the DCI Subsidiary owns any interest in real property in any jurisdiction in which a Tax is imposed on the transfer of a controlling interest in an entity that owns an interest in real property.

         (x) None of the Companies or the DCI Subsidiary nor any other person or entity on behalf of the Companies or the DCI Subsidiary has entered into any agreement or consent pursuant to Section 341(f) of the Code.

         (xi) There are no liens for Taxes upon the assets of any of the Companies or the DCI Subsidiary, except liens for current Taxes not yet due.

         (xii) None of the Companies or the DCI Subsidiary will be required to include any adjustment in taxable income for any Tax period (or portion thereof) ending after the Closing Date (a Post-Closing Tax Period) under Section 481(c) of the Code (or any similar provision of the Tax laws of any jurisdiction) as a result of a change in method of accounting for a Pre-Closing Tax Period or pursuant to the provisions of any agreement entered into with any Taxing Authority with regard to the Tax liability of any of the Companies or the DCI Subsidiary for any Pre-Closing Tax Period.

         (xiii) None of the Companies or the DCI Subsidiary has been a member of an affiliated, consolidated, combined or unitary group or participated in any other arrangement whereby any income, revenues, receipts, gain or loss was determined or taken into account for Tax purposes with reference to or in conjunction with any income, revenues, receipts, gain, loss, asset or liability of any other entity.

         (xiv) Section 4(k) of the Disclosure Schedule contains a list of all jurisdictions (whether foreign or domestic) to which any Tax imposed on overall net income is properly payable by any of the Companies or the DCI Subsidiary.

         (xv) DII made a timely and valid election to be treated as an "S corporation" for federal income tax purposes pursuant to Section 1362 of the Code (and for state purposes in all states in which DII was engaged in business that permit such election) effective as of February 1, 1988, and each such election has remained valid and in effect to the date hereof.

         (xvi) DII will not be liable for any Tax under Section 1374 of the Code in connection with the deemed sale of DII's assets caused by the Section 338(h)(10) Election. DII has not, in the past 10 years, (a) acquired assets from another corporation in a transaction in which DII's Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (b) acquired the stock of any corporation which is a qualified subchapter S subsidiary.

         (xvii) Each of the Companies has disclosed on its federal income tax returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of Section 6652 of the Code.

     (l) REAL PROPERTY. (i) (i) Neither Company nor the DCI Subsidiary owns any real property.

         (ii) section 4(l)(ii) of the Disclosure Schedule lists and describes briefly all real property leased or subleased to any Company or DCI Subsidiary. Correct and complete copies of the leases and subleases listed in section 4(l)(ii) of the Disclosure Schedule (as amended to date) have been delivered or made available to Penton. With respect to each material lease and sublease listed in section 3(l)(ii) of the Disclosure Schedule:

         (A) the lease or sublease is legal, valid, binding, enforceable, and in full force and effect in all material respects;

         (B) neither Company nor, to DCI's Knowledge, any other party to the lease or sublease is in material breach or default, and to DCI's Knowledge, no event has occurred which, with notice or lapse of time, would constitute a material breach or default or permit termination, modification, or acceleration thereunder; and

         (C) neither Company nor the DCI Subsidiary has assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold.

     (m) INTELLECTUAL PROPERTY.

         (i) Neither Company nor the DCI Subsidiary, to DCI's Knowledge, has interfered with, infringed upon, misappropriated, or violated any material Intellectual Property rights of third parties in any material respect. Neither Company has ever received any written charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that any Company or the DCI Subsidiary must license or refrain from using any Intellectual Property rights of any third party). To DCI's Knowledge, no third party has interfered with, infringed upon, misappropriated, or violated any material Intellectual Property rights of any Company or the DCI Subsidiary in any material respect.

         (ii) section 4(m)(ii) of the Disclosure Schedule identifies each patent or registration which has been issued to any Company or the DCI Subsidiary with respect to any of its Intellectual Property, identifies each pending patent application or application for registration which a Company or the DCI Subsidiary has made with respect to any of its Intellectual Property, and identifies each material license, agreement, or other permission which a Company or a DCI Subsidiary has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). DCI has delivered or made available to Penton correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date). Section 4(m)(ii) of the Disclosure Schedule also identifies each URL, material trade name or unregistered trademark used by a Company or the DCI Subsidiary in connection with any of its businesses. Section 4(m)(ii) of the Disclosure Schedule also identifies each copyright registration and copyright application of a Company or the DCI Subsidiary. With respect to each item of Intellectual Property identified in section 4(m)(ii) of the Disclosure Schedule:

         (A) Either Company and/or the DCI Subsidiary possess all right, title, and interest in and to the item, free and clear of any Security Interest, license, or other restriction;

         (B) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

         (C) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to DCI's Knowledge, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

         (D) neither Company nor the DCI Subsidiary has ever agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

         (iii) section 4(m)(iii) of the Disclosure Schedule identifies each material item of Intellectual Property that any third party owns and that any Company or the DCI Subsidiary uses pursuant to license, sublicense, agreement, or permission. DCI has delivered or made available to Penton correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each such item of used Intellectual Property identified in section 4(m)(iii) of the Disclosure Schedule:

         (A) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect in all material respects;

         (B) neither Company nor, to DCI's Knowledge, any other party to the license, sublicense, agreement, or permission is in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default or permit termination, modification, or acceleration thereunder; and

         (C) neither Company nor the DCI Subsidiary has granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

     (n) EQUIPMENT. The machinery and equipment that the Companies and the DCI Subsidiary own and lease have been maintained in accordance with normal industry practice, and are in good operating condition and repair (subject to normal wear and tear)

     (o) INVENTORY. The inventory of DCI consists of books and videos, all of which is merchantable and fit for the purpose for which it was intended subject only to the reserve for inventory write-down set forth in the Most Recent Balance Sheet, as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of DCI.

     (p) CONTRACTS. Section 4(p) of the Disclosure Schedule lists the following contracts and other agreements to which any of the Companies or the DCI Subsidiary is a party:

         (i) any agreement (or group of related agreements) for the lease of personal property to or from any Person;

         (ii) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services;

         (iii) any agreement concerning a partnership or joint venture;

         (iv) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

         (v) any material agreement concerning confidentiality or noncompetition;

         (vi) any material agreement involving any of the Sellers and their Affiliates (other than the Companies and the DCI Subsidiary);

         (vii) any ongoing profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former officers and employees;

         (viii) any collective bargaining agreement;

         (ix) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis that is not terminable "at-will" (subject to common law exceptions);

         (x) any agreement under which it has advanced or loaned any amount to any of its partners, officers and employees;

         (xi) shareholder, voting trust or similar contracts and agreements relating to the voting of shares or other equity or debt interests of the Companies or the DCI Subsidiary; and

         (xii) any other executory agreement (or group of related agreements).

     Penton has been given access to a correct and complete copy of each written agreement listed in section 4(p) of the Disclosure Schedule (as amended to date) and a written summary setting forth the material terms and conditions of each oral agreement referred to in section 4(p) of the Disclosure Schedule. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect in all material respects; and (B) neither the Companies nor the DCI Subsidiary, as the case may be, nor, to DCI's Knowledge, any other party is in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under the agreement.

     (q) NOTES AND ACCOUNTS RECEIVABLE. All notes and material accounts receivable of the Companies and the DCI Subsidiary are reflected properly on their books and records. All notes and material accounts receivable, to DCI's Knowledge, are valid receivables subject to no setoffs or counterclaims, are current and collectible, subject only to the reserve for bad debts set forth in the Most Recent Balance Sheet, as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company and the DCI Subsidiary.

 (r) POWERS OF ATTORNEY. To DCI's Knowledge there are no outstanding powers of attorney executed on behalf of a Company or the DCI Subsidiary.

     (s) INSURANCE. section 4(s) of the Disclosure Schedule sets forth the following information with respect to each material insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) with respect to which any Company or the DCI Subsidiary is a party, a named insured, or otherwise the beneficiary of coverage:

         (i) the name of the insurer, the name of the policyholder, and the name of each covered insured;

         (ii) the policy number and the period of coverage; and

         (iii) the amount of coverage.

With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect in all material respects; and
(B) neither the Companies nor the DCI Subsidiary nor any other party to the policy is in material breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination, modification, or acceleration, under the policy.
section 4(s) of the Disclosure Schedule describes any material self-insurance arrangements affecting a Company or the DCI Subsidiary.

     (t) LITIGATION. section 4(t) of the Disclosure Schedule sets forth each instance in which a Company or DCI Subsidiary (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to DCI's Knowledge, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator (collectively Litigation).

     (u) EMPLOYEES. No executive, key employee, or significant group of employees has given written notice of an intention to terminate employment with a Company or DCI Subsidiary during the next 12 months. Neither Company nor the DCI Subsidiary is a party to or bound by any collective bargaining agreement, nor has any of them experienced any strike or material grievance, claim of unfair labor practices, or other collective bargaining dispute within the past two years. Neither Company nor the DCI Subsidiary has, to DCI's Knowledge, committed any material unfair labor practice. DCI has no Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of a Company or the DCI Subsidiary.

     (v) EMPLOYEE BENEFITS.

         (i) section 4(v) of the Disclosure Schedule lists each Employee Benefit Plan that any of the Companies or the DCI Subsidiary maintains or to which a Company or the DCI Subsidiary contributes or has any obligation to contribute or with respect to which any Company or the DCI Subsidiary have any liability.

         (A) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered in accordance with the terms of such Employee Benefit Plan and complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other applicable laws, except where the failure to comply would not have a material adverse effect on the financial condition of the Companies and the DCI Subsidiary taken as a whole.

         (B) All contributions (including all employer contributions and employee salary reduction contributions) which are due have been made within the time period prescribed by ERISA to each such Employee Benefit Plan, which is an Employee Pension Benefit Plan. All premiums or other payments that are due have been paid in a timely manner with respect to each such Employee Benefit Plan, which is an Employee Welfare Benefit Plan.

         (C) Each such Employee Benefit Plan which is intended to meet the requirements of a "qualified plan" under Code section 401(a), has received a favorable determination letter from the Internal Revenue Service that it is a "qualified plan."

         (D) The market value of assets under each such Employee Benefit Plan, which is an Employee Pension Benefit Plan (other than any Multiemployer Plan) equals or exceeds the present value of all vested and non-vested liabilities thereunder (determined in accordance with then current funding assumptions).

         (E) DCI has delivered or made available to Penton correct and complete copies of the plan documents and summary plan descriptions for each Employee Benefit Plan, the most recent determination letter received from the Internal Revenue Service with respect to any of the Employee Benefit Plans, the most recent annual report (IRS Form 5500, with all applicable attachments), all related trust agreements, insurance contracts and other funding arrangements relating to the funding or payment of benefits under any Employee Benefit Plan and any other documents, forms or other instruments relating to any Employee Benefit Plan reasonably requested by Penton.

         (F) The Companies have reserved all rights necessary to amend or terminate each such Employee Benefit Plan without the consent of any other person.

         (ii) With respect to each Employee Benefit Plan that any Company, either DCI Subsidiary, or any ERISA Affiliate maintains, to which any of them contributes, or has any obligation to contribute, or with respect to which any of them has any material liability or potential liability:


         (A) No such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer Plan) has been completely or partially terminated or been the subject of a Reportable Event as to which notices would be required to be filed with the PBGC. No proceeding by the PBGC to terminate any such Employee Pension Benefit Plan (other than any Multiemployer Plan) has been instituted or, to the Knowledge of DCI, threatened.

         (B) To DCI's Knowledge, no Fiduciary has any liability for material breach of fiduciary duty or any other material failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of DCI, threatened.

         (iii) None of the Companies, the DCI Subsidiary, or any ERISA Affiliate contributes to, has any obligation to contribute to, or has any material liability, including any withdrawal liability (as defined in ERISA section
4201), under or with respect to any Multiemployer

Plan or any "multiple employer plan" within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code.

         (iv) None of the Companies or the DCI Subsidiary maintains, contributes to or has an obligation to contribute to, or has any material liability or potential liability with respect to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with COBRA).

         (v) With respect to each Employee Welfare Benefit Plan benefiting any current or former employee of the Companies or any ERISA Affiliate that is subject to Section 4980B of the Code, the Companies and each ERISA Affiliate have complied with (A) the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA, (B) the Health Insurance Portability and Accountability Act of 1996 and (C) the Women's Health and Cancer Rights Act of 1998.

     (w) GUARANTIES. None of the Companies or the DCI Subsidiary is a guarantor or otherwise is responsible for any liability or obligation (including indebtedness) of any other Person.

     (x) ENVIRONMENTAL, HEALTH, AND SAFETY MATTERS.

         (i) Each Company and the DCI Subsidiary has complied and is in compliance, in each case in all material respects, with all Environmental, Health, and Safety Requirements.

         (ii) Neither Company nor the DCI Subsidiary has received any written notice, or report regarding any actual or alleged material violation of Environmental, Health, and Safety Requirements, or any material liabilities or potential material liabilities, including any material investigatory, remedial or corrective obligations, relating to any of them or its facilities arising under Environmental, Health, and Safety Requirements.

     (y) CERTAIN BUSINESS RELATIONSHIPS WITH THE COMPANIES OR THE DCI SUBSIDIARY. None of the Sellers or their Affiliates has been involved in any material business arrangement or relationship with a Company or DCI Subsidiary within the past 12 months, and none of the Sellers or their Affiliates owns any material asset, tangible or intangible, which is used in the business of a Company or the DCI Subsidiary.

     (z) DISCLAIMER OF OTHER REPRESENTATIONS AND WARRANTIES. Except as expressly set forth above in section 3 or in this section 4, the Sellers make no representation or warranty, express or implied, at law or in equity, in respect of the Companies or the DCI Subsidiary, and any such other representations or warranties are hereby expressly disclaimed.

     (aa) DISCLOSURE. This Agreement and each certificate or other instrument required to be furnished by or on behalf of the Sellers, the Companies or the DCI Subsidiary to Penton pursuant hereto at or prior to the Closing, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

     5. REPRESENTATIONS AND WARRANTIES OF PENTON. Penton represents and warrants to the Sellers that the statements contained in this section 5 are correct and complete as of the date of this Agreement and, except for statements made as of a specific date, will be correct and complete as of the Closing Date.

     (a) ORGANIZATION OF PENTON. Penton is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

     (b) AUTHORIZATION OF TRANSACTION. Penton has full power and authority (including full corporate power and authority) to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Penton and the consummation by Penton of the transactions contemplated by this Agreement have been duly authorized by all necessary action on the part of Penton and no other actions or proceedings on the part of Penton are necessary to authorize this Agreement or for Penton to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Penton and constitutes the valid and legally binding obligation of Penton, enforceable in accordance with its terms and conditions.

(c) NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Penton is subject or any provision of its charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Penton is a party or by which it is bound or to which any of its assets is subject, except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation of failure to give notice would not have a material adverse effect on the ability of Penton to consummate the transactions contemplated by this Agreement including the payment of the Purchase Price, including the contingent portions of the Purchase Price. Except for the applicable requirements of the Hart-Scott-Rodino Act, Penton does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

     (d) BROKERS' FEES. Penton has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Sellers could become liable or obligated.

     (e) DISCLAIMER OF OTHER REPRESENTATIONS AND WARRANTIES. Except for the representations and warranties contained in this section 5, Penton does not make any other express or implied representation or warranty.

     (f) DISCLOSURE. This Agreement and each certificate or other instrument required to be furnished by or on behalf of Penton to Sellers pursuant hereto at or prior to the Closing, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

     6. PRE-CLOSING COVENANTS. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

     (a) GENERAL. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in section 7 below).

     (b) NOTICES AND CONSENTS. Sellers will give or will cause each of the Companies and the DCI Subsidiary to give any notices to third parties, and Sellers will use their reasonable best efforts (and will cause each of the Companies and the DCI Subsidiary to use its reasonable best efforts) to obtain any third party consents, that Penton reasonably may request in connection with the matters referred to in section 3(c) and section 4(c) above. Each of the Parties will (and the Sellers will cause each of the Companies and the DCI Subsidiary to) give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in section 3(c), section 4(c) and section 5(c) above. Without limiting the generality of the foregoing, each of the Parties will file (and Sellers will cause each of the Companies and the DCI Subsidiary to file) any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act, will use its reasonable best efforts to obtain (and Sellers will cause each of the Companies and the DCI Subsidiary to use its reasonable best efforts to obtain) a waiver from the applicable waiting period, and will make (and Sellers will cause each of the Companies and the DCI Subsidiary to make) any further filings pursuant thereto that may be necessary, proper or advisable in connection therewith.

     (c) OPERATION OF BUSINESS. Sellers will not cause or permit either Company or the DCI Subsidiary to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, Sellers will not cause or permit either Company or the DCI Subsidiary to) take any of the actions described in section 4(h) of this Agreement; PROVIDED, HOWEVER, that this provision shall not limit DCI and DII from distributing to their respective owners such funds as are required to pay income taxes consistent with their customary and ordinary practices in an amount not to exceed that which is accrued for such purpose in the Most Recent Financial Statements.

     (d) PRESERVATION OF BUSINESS. Sellers will cause the Companies and the DCI Subsidiary to use commercially reasonable efforts to keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

     (e) FULL ACCESS. Sellers will cause each of the Companies and the DCI Subsidiary to permit representatives of Penton to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company and the DCI Subsidiary, to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to each of the Companies and the DCI Subsidiary, except Penton shall have no access to (i) information which a Company holds subject to an obligation of confidentiality to a third party, or (ii) the individual participation agreements under the DCI Equity Appreciation Rights Plan without the prior written consent of the respective third party or the participant as the case may be. Penton will treat and hold as such any Confidential Information it receives from any of the Companies and the DCI Subsidiary in the course of the reviews contemplated by this section 6(e), will not use any of the Confidential Information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, will return to the Company and the DCI Subsidiary (or destroy) all tangible embodiments (and all copies) of the Confidential Information which are in its possession. Penton's obligations under this section 6(e) are in addition to, and not a replacement for, its obligations to DCI under any other non-disclosure agreement signed by it for the benefit of DCI in connection with the transaction contemplated by this Agreement. Sellers will, and will cause its, the Companies' and the DCI Subsidiary's representatives to, hold in confidence and not use any confidential information that remains after the Closing in the possession of Sellers concerning the Companies or the DCI Subsidiary. Sellers will not release or disclose any such information to any person other than Penton and its authorized representatives.

     (f) NOTICE OF DEVELOPMENTS. Each Party will give prompt written notice to the other Party of any development causing a breach of any of its own representations and warranties in section 3, section 4 and section 5 above. No such notice will be effective to cure or correct any such breach, and any Party receiving any notice of breach as provided in this section 6(f) may either terminate this Agreement as a result of such breach if permitted by section 8 hereof or seek indemnity for such breach post-Closing if permitted by section 10 hereof.

     (g) NO SOLICITATION. Prior to the earlier of the Closing Date or termination of this Agreement, Sellers will not, directly or indirectly, through any representatives or otherwise, solicit, initiate, encourage or entertain proposals or offers from any person or entity relating to any acquisition of DCI, DII, the DCI Subsidiary or any assets of or any equity interest in, or any merger, consolidation or business combination with, DCI, DII or the DCI Subsidiary, or participate in any discussions or negotiations regarding, or furnish to any other person or entity any information with respect to, or otherwise cooperate in any way with or assist, facilitate or encourage any such proposal or offer by any other person or entity.

     (h) PERMITTED TRANSFERS. Nothing in this section 6 to the contrary, between the execution of this Agreement and Closing, the Companies may distribute the Excluded Assets to Duke and Duke may contribute to DII his portion of interests in DCI and the DCI Subsidiary, as required in section 7 below.

     7. CONDITIONS TO OBLIGATION TO CLOSE.

     (a) CONDITIONS TO OBLIGATION OF PENTON. The obligation of Penton to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

         (i) the representations and warranties set forth in section 3 and section 4 above qualified as to materiality shall be true and correct as written and those not qualified as to materiality shall be true and correct in all material respects at and as of the Closing Date;

         (ii) Sellers shall have performed and complied with all of their covenants hereunder in all material respects through the Closing;

         (iii) the Companies and the DCI Subsidiary shall have procured all of the material third party consents specified in section 6(b) above, including specifically the consent of Microsoft Corporation to the assignment of DCI's Windows 2000 license agreement with Microsoft Corporation and any other agreement between any of the Companies or the DCI Subsidiary and Microsoft Corporation;

         (iv) no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of Penton to own the DII shares or the right of DII to own the DCI Subsidiary or interests in DCI, or (D) affect materially and adversely the right of any of the Companies or the DCI Subsidiary to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

         (v) Sellers shall have delivered to Penton a certificate to the effect that each of the conditions specified above in section 6(a)(i)-(iv) is satisfied in all respects;

         (vi) Penton shall have received each of the following from Sellers:

         (A) A good standing or similar certificate for each of the Companies and the DCI Subsidiary from the appropriate governmental agency of the jurisdiction of formation, dated not more than ten days prior to the Closing Date;

         (B) A Certificate of the Secretary or an Assistant Secretary of each of the Companies and the DCI Subsidiary, dated the Closing Date, certifying their respective Company's organizational documents to be true, complete and in full force and effect and unmodified as of the Closing Date;

         (C) The original corporate record books and stock record books of each of DCI, DII and the DCI Subsidiary; and

         (D) A copy of a statement, issued by DII pursuant to Treas. Reg.
section 1.897-2(h), certifying that the DII Shares are not a U.S. real property interest within the meaning of Section 897 of the Code and Treas. Reg. section 1.1445-2(c);

         (vii) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated and Sellers, the Companies and the DCI Subsidiary, and Penton shall have received all other material authorizations, consents, and approvals of governments and governmental agencies referred to in section 3(c) and section 4(c) above;

         (viii) Penton shall have entered into a five year extension of DCI's existing lease for 221 E. 29th Street, Loveland, Colorado, at its current rate through December 31, 2002, changing to a fair market rent thereafter for the duration of the term, and on other terms mutually acceptable to Penton and the landlord;

         (ix) the relevant parties shall have entered into the Consulting Agreement attached hereto as Exhibit B and the same shall be in full force and effect;

         (x) Penton shall have received from counsel to the Shareholders an opinion in form and substance as set forth in Exhibit C attached hereto, addressed to Penton, and dated as of the Closing Date;

         (xi) Penton shall have received the resignations, effective as of the Closing, of each director and officer of DCI, DII and the DCI Subsidiary;

         (xii) Duke and DII shall have elected to the board of directors and appointed as officers of DII and the DCI Subsidiary such persons as Penton has requested prior to the Closing Date, each effective upon Closing.

         (xiii) Duke shall have transferred (A) 25.5 percentage points of his 30% ownership interest in DCI to DII and (B) all of his interests in the United Kingdom company Duke Communications Europe Limited to DCI;

         (xiv) DII shall have (A) transferred (whether by sale, distribution or otherwise) all of its interest in the German company Duke Communications GmbH out of DII and (B) contributed all of its interests in the United Kingdom company Duke Communications Europe Limited to DCI;

         (xv) Penton shall have received all duly executed documents required to transfer the record and beneficial ownership of Duke's interests in DII to Penton;

         (xvi) DII shall have received all duly executed documents required to transfer the record and beneficial ownership of Duke's and the Trusts' interests in DCI to DII; and

         (xvii) all actions to be taken by Sellers in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Penton.

Penton may waive any condition specified in this section 7(a) if it executes a writing so stating at or prior to the Closing.

     (b) CONDITIONS TO OBLIGATION OF SELLERS. The obligation of Sellers to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

         (i) the representations and warranties set forth in section 5 above shall be true and correct in all material respects at and as of the Closing Date;

         (ii) Penton shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

         (iii) no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

         (iv) Penton shall have delivered to Sellers a certificate to the effect that each of the conditions specified above in section 7(b)(i)-(iii) is satisfied in all respects;

         (v) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated and the Sellers and the Companies and the DCI Subsidiary, and Penton shall have received all other material authorizations, consents, and approvals of governments and governmental agencies referred to in section 5(c) above;

         (vi) the relevant parties shall have entered into the Consulting Agreement attached hereto as Exhibit B and the same shall be in full force and effect;

         (vii) Sellers shall have received from counsel to Penton an opinion in form and substance as set forth in Exhibit D attached hereto, addressed to Sellers, and dated as of the Closing Date; and

         (viii) Duke shall have received from Penton a written option to purchase the URL Duke.com for $1.00, exercisable by Duke after the second anniversary of the Closing and on such other terms as the parties shall mutually agree; and

         (ix) all actions to be taken by Penton in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Sellers. Sellers may waive any condition specified in this section 7(b) if it executes a writing so stating at or prior to the Closing.

     8. TERMINATION.

     (a) TERMINATION OF AGREEMENT. Certain of the Parties may terminate this Agreement as provided below:

         (i) Penton and Sellers may terminate this Agreement by mutual written consent at any time prior to the Closing;

         (ii) Penton may terminate this Agreement by giving written notice to Sellers at any time prior to the Closing (A) in the event Sellers have breached any representation, warranty, or covenant contained in this Agreement in any material respect, Penton has notified Sellers of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before September 30, 2000, by reason of the failure of any condition precedent under section 7(a) hereof (unless the failure results primarily from Penton itself breaching any representation, warranty, or covenant contained in this Agreement);

         (iii) Sellers may terminate this Agreement by giving written notice to Penton at any time prior to the Closing (A) in the event Penton has breached any representation, warranty, or covenant contained in this Agreement in any material respect, the Sellers have notified Penton of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or
(B) if the Closing shall not have occurred on or before September 30, 2000, by reason of the failure of any condition precedent under section 7(b) hereof (unless the failure results primarily from the Sellers breaching any representation, warranty, or covenant contained in this Agreement); and

         (iv) either Party may terminate this Agreement if any court of competent jurisdiction or other governmental agency shall have issued an order, decree or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree or injunction or other action shall have become final and nonappealable.

     (b) EFFECT OF TERMINATION. If any Party terminates this Agreement pursuant to section 8(a) above, all rights and obligations of the Parties hereunder shall terminate (other than the confidentiality provisions contained in section 6(e) above, the obligations described in this section 8(b) and the provisions of sections 11(b) and 11(l), which shall survive termination).

     9. POST-CLOSING COVENANTS. The Parties agree as follows with respect to the period following the Closing.

     (a) GENERAL. In case at any time after the Closing any further action is necessary to carry out the purposes of the this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under section 10 below). Sellers acknowledge and agree that from and after the Closing Penton will be entitled to possession of all documents, books, records (including tax records), agreements, and financial data of any sort, except any contained in the Excluded Assets, relating to DCI, DII and the DCI Subsidiary.

     (b) LITIGATION SUPPORT. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving any of the Companies and the DCI Subsidiary, each of the other Parties will cooperate with the contesting or defending Party and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under section 10 below).

     (c) TAX ELECTION.

         (i) At Penton's request, DII and Duke will join with Penton in making an election under Section 338(h)(10) of the Code (and any corresponding election under state, local, and foreign tax law) with respect to the purchase and sale of the stock of DII hereunder (a Section 338(h)(10) Election). Duke will include any income, gain, loss, deduction or other tax item resulting from the Section 338(h)(10) Election on his Tax Return to the extent required by applicable law. Duke will also pay any Tax imposed on DII attributable to the making of the
Section 338(h)(10) Election, including, but not limited to, (1) any Tax imposed under Section 1374, or (2) any state, local or foreign Tax imposed on DII's gain.

         (ii) At Penton's request, DII and the Sellers will cause DCI to make an election under Section 754 of the Code (and any corresponding election under state, local, and foreign tax law) with respect to the purchase and sale of the stock of DII and the DCI Interests hereunder (a Section 754 Election).

         (iii) To the extent an allocation of the Purchase Price (and any other relevant item) among the DCI assets is required for Tax purposes, the allocation shall be based on the fair market values of the assets as determined by Penton and none of Penton, DCI, DII, and the Sellers will take a position inconsistent with that determination on any Tax Returns (including amended returns and claims for refund) or report.

     (d) TAX MATTERS. The following provisions shall govern the allocation of responsibility as between Penton and Sellers for certain tax matters respecting the DCI, DII and the DCI Subsidiary following the Closing Date:

         (i) TAX PERIODS ENDING ON OR BEFORE THE CLOSING DATE. Sellers shall prepare and file all Tax Returns for all periods ending on or prior to the Closing Date which are filed after the Closing Date, including the income Tax Returns of DII and DCI for the short period ending on the Closing Date. Sellers shall permit Penton to review each such Tax Return prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by Penton. If a Section 338(h)(10) Election is made, the DII Income Tax Return for the short period ending on the Closing Date shall include any income, gain, loss, deduction or other tax item that results from such election.

         (ii) TAX PERIODS BEGINNING BEFORE AND ENDING AFTER THE CLOSING DATE. Penton shall prepare and file any Tax Returns of the Companies and the DCI Subsidiary for Tax periods which begin before the Closing Date and end after the Closing Date. Sellers shall pay to Penton within 15 calendar days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such Taxable period ending on the Closing Date to the extent such Taxes are not reflected in the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Closing Balance Sheet. For purposes of this Section, in the case of any Taxes that are imposed on a periodic basis and are payable for a Taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such Taxable period ending on the Closing Date shall
(x) in the case of any Taxes other than Income Taxes, be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction, the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in the entire Taxable period, and (y) in the case of any Tax based upon or related to income or receipts, be deemed equal to the amount which would be payable if the relevant Taxable period ended on the Closing Date. Any credits relating to a Taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant Taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Companies and the DCI Subsidiary.

         (iii) REFUNDS AND TAX BENEFITS. Any Tax refunds that are received by Penton, the Companies or the DCI Subsidiary, and any amounts credited against Tax to which Penton, the Companies or the DCI Subsidiary become entitled, that relate to Tax periods or portions thereof ending on or before the Closing Date shall be for the account of Sellers, and Penton shall pay over to the respective Sellers any such refund or the amount of any such credit within 15 calendar days after receipt or entitlement thereto. In addition, to the extent that a claim for refund or a proceeding results in a payment or credit against Tax by a taxing authority to Penton, the Companies or the DCI Subsidiary of any amount accrued on the Closing Balance Sheet, Penton shall pay such amount to the respective Sellers within 15 calendar days after receipt or entitlement thereto.

         (iv) COOPERATION ON TAX MATTERS. Penton, for itself and on behalf of the Companies and the DCI Subsidiary, and Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns of the Companies or the DCI Subsidiary pursuant to this Section and any audit, litigation, or other proceeding with respect to Taxes of the Companies or the DCI Subsidiary. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Penton shall cause DII, DCI and the DCI

Subsidiary (A) to retain all books and records with respect to the DCI Subsidiary relating to any Taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Sellers, any extensions thereof) of the respective Taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority, and (B) to give Sellers reasonable written notice prior to transferring, destroying or discarding any such books and records and, if Sellers so requests, Penton shall cause DCI, DII or the DCI Subsidiary, as the case may be, to allow Sellers to take possession of such books and records. Penton and Sellers shall, upon request, use reasonable efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

         (v) CERTAIN REIMBURSEMENTS BY PENTON. Penton will reimburse Sellers for up to the first $500,000 of interest expense incurred by Sellers under section 453A of the Code with respect to the EBITDA Contingent Payments provided in the Purchase Price. The Parties agree that the interest expense shall be determined by Sellers in accordance with Code section 453A, and the regulations thereunder; provided, however, that the "applicable percentage" defined in section 453A (c)
(4) shall be deemed to be 100%. Penton shall reimburse Sellers for such interest charges within 15 calendar days after notice from Duke of the Sellers' payment of such amounts, which notice shall contain Sellers' calculation of the interest charges, including reasonable supporting documentation, and proof of payment.

     (e) EMPLOYEE BENEFITS MATTERS. Penton will ensure that any Employee Benefit Plans it adopts with respect to the employees of DCI or the DCI Subsidiary treat employment with any of the Companies and the DCI Subsidiary prior to the Closing Date the same as employment with any of Penton and the DCI Subsidiary from and after the Closing Date for purposes of eligibility, vesting, and benefit accrual; PROVIDED, HOWEVER, that there shall be no benefit accrual under the Penton Media, Inc. Retirement Plan or any other "employee pension benefit plan" as defined in Section 3(2) of ERISA.

     10. REMEDIES FOR BREACHES OF THIS AGREEMENT.

     (a) SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties of Sellers contained in the Agreement shall survive the Closing and continue in full force and effect for a period of eighteen months thereafter except (i) those representations and warranties made in section 4(k), (v) and
(x), which representations and warranties and any related claim or action shall survive the Closing until 30 days following the applicable period of limitations on assessment (including, without limitation, any extensions thereof) has expired and (ii) those representations and warranties made in section 3, section 4(a), (b), (d), (e), (f) and (i), which representations and warranties and any related causes of action will survive the Closing forever. The representations and warranties of Penton contained in this Agreement will survive the Closing and continue in full force and effect for a period of eighteen months thereafter, except those representations and warranties made in section 5(a),
(b) and (d), which representations and warranties and any related causes of action shall survive the Closing forever.

     (b) INDEMNIFICATION PROVISIONS FOR BENEFIT OF PENTON. (i) (i) Sellers will jointly and severally indemnify and hold harmless Penton from the following: (1) any liability of DCI, DII or the DCI Subsidiary under the DCI Equity Appreciation Rights Plan, (2) any liability of DCI, DII or the DCI Subsidiary arising out of any pending or actually threatened Litigation, (3) any liability of Sellers, DCI, DII or the DCI Subsidiary for costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including any bonus or severance payments to employees of DCI, DII or the DCI Subsidiary, (4) any liability or obligation of Sellers, DCI, DII or the DCI Subsidiary under this Agreement (or under any side agreement between any of them on the one hand and Penton on the other hand entered into on or after the date of this Agreement other than the Consulting Agreement, which will be governed by its terms), (5) any liability or obligation of DCI, DII or the DCI Subsidiary arising under Environmental, Health, and Safety Requirements, (6) any liability of any of DCI, DII or the DCI Subsidiary for any Taxes imposed on or asserted against any of DCI, DII or the DCI Subsidiary or for which any of DCI, DII or the DCI Subsidiary may be liable in respect of the property, income or operations of any of DCI, DII or the DCI Subsidiary for all Pre-Closing Tax Periods and (7) any liability or obligation of any of DCI, DII or the DCI Subsidiary that may arise out of the matters described in Section 4(a)(1) of the Disclosure Schedule.

         (ii) In the event Sellers breach any of their representations, warranties, and covenants contained in this Agreement (other than section 4 (i), the breach of which is covered in (iii) below) or in any agreement or certificate delivered at Closing in accordance with this Agreement, then Sellers jointly and severally agree to indemnify and hold harmless Penton from and against the entirety of any Adverse Consequences (except as limited in section 10(b)(iv)) Penton may suffer as a result of the breach through and after the date of the claim for indemnification (including any Adverse Consequences Penton may suffer after the end of eighteen months with respect to those representations and warranties whose survival is limited to eighteen months); PROVIDED, HOWEVER, that, for purposes of this provision, with respect to any representation or warranty made by Sellers in section 3 or section 4, which by its terms contains any qualification or limitation with respect to knowledge or materiality, such misrepresentation or inaccuracy thereof will be deemed to have occurred (and indemnification in respect thereof will be available hereunder) if there would have been a misrepresentation or inaccuracy in such representation or warranty absent such qualification or limitation. Any written claim for indemnification made under this section 10(b)(ii) shall be specific as to the representation, warranty or covenant allegedly breached and shall include reasonable supporting documentation.

         (iii) Sellers will also jointly and severally indemnify and hold harmless Penton from and against Adverse Consequences Penton may suffer (A) because of a breach of the representations and warranties contained in section 4(i), (B) resulting from Sellers' operation of the business of DCI, DII or the DCI Subsidiary on or prior to the Closing Date and (C) because of any liability or obligation of DCI, DII or the DCI Subsidiary not listed in section 10(b)(i) hereof other than (1) all liabilities of DCI set forth in the Most Recent Balance Sheet and all liabilities of DCI that are similar in nature to the liabilities of DCI set forth in the Most Recent Balance Sheet that have arisen since the Most Recent Fiscal Month End in the Ordinary Course of Business, (2) the liability of DCI to deliver the periodicals represented by the Deferred Subscription Liability, (3) all contractual obligations of the Companies or the DCI Subsidiary, (4) all liabilities and obligations of DCI under its Employee Benefit Plans (other than the DCI Equity Appreciation Rights Plan, the DCI profit sharing plan referenced in section 4(p)(vii)(6) of the Disclosure Schedule, or any Adverse Consequences that arise as a result of a breach of a representation or warranty of section 4(v)), and (5) all liabilities of the Companies for transfer, sales, use, and other taxes arising in connection with the consummation of the transactions contemplated hereby (the liabilities described in clauses (1) through (5) being collectively referred to herein as the Assumed Liabilities); PROVIDED, HOWEVER, that Penton may not seek indemnity under both "10(b)(ii) hereof and this "10(b)(iii) for the same Adverse Consequences if both provisions are applicable.

         (iv) Sellers shall have no obligation to indemnify Penton from and against any Adverse Consequences under section 10(b)(ii) or (iii) until Penton has suffered Adverse Consequences under one or both sections in excess of an aggregate, combined deductible of $1,000,000 (in which event Sellers will be obligated to indemnify Penton, and Penton may assert its right to indemnification hereunder only with respect to Adverse Consequences that are more than $1,000,000). Sellers obligation to indemnify Penton from and against Adverse Consequences under section 10(b)(ii) is limited to $25,000,000. Sellers obligation to indemnify Penton from and against Adverse Consequences under section 10(b)(iii) is limited equal to $50,000,000. The caps described in the preceding two sentences are separate and apply independently of each other. Neither the basket nor the caps described in this section 10(b)(iv) will apply to any claim made by Penton (1) under section 10 (b)(i), (2) for fraud, (3) based on a misrepresentation or inaccuracy of the representations and warranties contained in any of section 3 or section 4(a), (b), (d), (e), (f), (k), (v) or
(x), or (4) a breach of any covenant of Sellers contained in this Agreement.

     (c) INDEMNIFICATION PROVISIONS FOR BENEFIT OF SELLERS.

         (i) In the event Penton breaches any of its representations, warranties, and covenants contained in this Agreement or in any agreement or certificate delivered at Closing in accordance with this Agreement, then Penton agrees to indemnify and hold harmless all Sellers from and against the entirety of any Adverse Consequences any Seller may suffer as a result of the breach through and after the date of the claim for indemnification (including any Adverse Consequences Sellers may suffer after the end of eighteen months with respect to those representations and warranties whose survival is limited to eighteen months). Any written claim for indemnification made under this section 10(c)(i) shall be specific as to the representation, warranty or covenant allegedly breached and shall include reasonable supporting documentation.

         (ii) Penton agrees to indemnify and hold harmless Sellers from and against any Adverse Consequences they may suffer by the failure of Penton to honor any Assumed Liability.

         (iii) Penton further agrees to indemnify and hold harmless the Sellers from and against any Adverse Consequence resulting from Penton's operation of the business of DCI, DII or the DCI Subsidiary after the Closing Date.

     (d) MATTERS INVOLVING THIRD PARTIES.

         (i) If any third party shall notify any Party (the Indemnified Party) with respect to any matter (a Third Party Claim) which may give rise to a claim for indemnification against the other Party (the Indemnifying Party) under this section 10, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

         (ii) Any Indemnifying Party will have the right to assume the defense of the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party at any time within 30 days after the Indemnified Party has given notice of the Third Party Claim; provided, however, that the Indemnifying Party must conduct the defense of the Third Party Claim actively and diligently thereafter in order to preserve its rights in this regard; and provided further that the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim.

         (iii) So long as the Indemnifying Party has assumed and is conducting the defense of the Third Party Claim in accordance with section 10(d)(ii) above,
(A) the Indemnifying

Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably) unless the judgment or proposed settlement involves only the payment of money damages by the Indemnifying Party and does not impose an injunction or other equitable relief upon the Indemnified Party and (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably).

         (iv) In the event the Indemnifying Party does not assume and conduct the defense of the Third Party Claim in accordance with section 10(d)(ii) above, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith) and (B) the Indemnifying Party will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this section 10.

     (e) ADJUSTMENT TO PURCHASE PRICE. All indemnification payments under this section 10 shall be deemed adjustments to the Purchase Price.

     (f) DETERMINATION OF ADVERSE CONSEQUENCES. The amount of any Adverse Consequence subject to indemnification hereunder or any claim therefore shall be calculated net of any insurance proceeds (net of direct collection expenses and taxes with respect thereto) received or receivable by Penton, the Companies or a DCI Subsidiary on account of such loss if such proceeds are payable with respect to a policy, and during a policy period, for which the premiums were paid by the Sellers, the Companies or the DCI Subsidiary before the Closing Date.

     (g) SETOFF. If, after following the procedures set forth in this section 10, it has been determined that either party is entitled to an indemnification payment from the other party with respect to a Third Party Claim, and the Indemnifying Party fails to make such payment within five business days of such determination, in addition to any and all other remedies under this Agreement or at law or in equity, the Indemnified Party shall be entitled to recover any such indemnification payment (whether or not such amount is liquidated or reduced to judgment) by retaining and setting off such amounts against any amounts due or to become due from the Indemnifying Party under this Agreement, including, without limitation, any purchase price adjustment pursuant to section 2(f) hereof. If any claim for indemnification other than with respect to a Third Party Claim is made and the claim is not settled or the Parties are unable to reach an agreement for the settlement of the claim within 90 days of the written claim for indemnification, then the indemnified party will be entitled to direct payment of any amounts due or to become due from the indemnified party to the indemnifying party, in an amount not to exceed the amount in controversy, to an escrow agent to be held by such agent pending the resolution of the dispute among the Parties. The Parties shall, in such event, enter into an escrow agreement in substantially the form attached as Exhibit E to establish the escrow contemplated by this Section.

     11. MISCELLANEOUS.

     (a) EXCLUSIVE REMEDY. No remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy and each remedy will be cumulative and will be in addition to every other remedy given hereunder or hereafter existing at law or in equity or by statute or otherwise. No remedy will be deemed to be a limitation on the amount or measure of damages resulting from any breach of this Agreement. The election of any one or more remedies will not constitute a waiver of the right to pursue other available remedies. Notwithstanding the foregoing and except as provided in section 10 hereof, no claim shall be brought or maintained by Penton or any of the Companies or the DCI Subsidiary against Duke in his capacity other than as a shareholder of DII or the DCI Subsidiary or as a limited partner of DCI by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach of any of the representations, warranties or covenants of Sellers set forth in this Agreement or any certificate delivered hereunder.

     (b) PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Party prior to making the disclosure).

     (c) NO THIRD-PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

     (d) ENTIRE AGREEMENT. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

     (e) SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. The rights of the Sellers to receive the Purchase Price, including the contingent portions thereof, are freely transferable by the Sellers after prior written notice to Penton; otherwise, no Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that Penton may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Penton nonetheless shall remain responsible for the performance of all of its obligations hereunder).

     (f) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

     (g) HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     (h) NOTICES. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (a) when received if personally delivered, (b) on the third business day after being sent by registered or certified mail, return receipt requested, postage prepaid or (c) as

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

of the date sent by telecopy, with confirmed answer back, to the parties at their respective addresses set forth below:

         If to Sellers:        c/o David A. Duke
                                    221 East 29th Street
                                    Loveland, Colorado 80538

                  Copy to:          Minor & Brown, P.C.
                                    650 South Cherry Street, Suite 1100
                                    Denver, CO  80246
                                    Attn:  James A. Thomas, Jr.
         If to Penton:
                                    Penton Media, Inc.
                                    1100 Superior Avenue
                                    Cleveland, OH  44114
                                    Telecopy:  (216) 931-9891
                                    Attention:   Thomas L. Kemp, Chief Executive
                                                 Officer

                  with a copy to:
                                    Jones, Day, Reavis & Pogue
                                    901 Lakeside Avenue
                                    Cleveland, OH  44114
                                    Telecopy:  (216) 579-0212
                                    Attention:  Christopher M. Kelly, Esq.

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

     (i) SELLERS' REPRESENTATIVE. Sellers hereby appoint Duke as their representative (the "Sellers' Representative") who shall have the power and authority to exercise any and all of the rights and powers of Sellers in all matters relating to this Agreement and the transactions contemplated hereby. Penton shall be entitled to rely on the acts and documents of the Sellers' Representative without further inquiry as to any underlying facts represented by the Sellers' Representative or as to the authority of the Sellers' Representative. At any time during the term

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

of this Agreement, Sellers' Representative shall have the right to appoint a successor Sellers' Representative to replace him upon written notice to Penton in the manner set forth in "11(h). Sellers' Representative shall also have the right, at any time during the term of this Agreement and upon written notice to Penton in the manner set forth in "11(h), to appoint a contingent successor Sellers' Representative to replace him in the event of his death, incapacity or other inability to function as the Sellers' Representative.

     (j) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Colorado without giving effect to any choice or conflict of law provision or rule (whether of the State of Colorado or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Colorado.

     (k) AMENDMENTS AND WAIVERS. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Penton and Sellers. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     (l) SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

     (m) EXPENSES. Each of Penton and Sellers will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

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

     (n) CONSTRUCTION. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. Personal pronouns of any gender shall be deemed to include the masculine, feminine, and neutral.

     (o) INCORPORATION OF EXHIBITS AND SCHEDULES. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.


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

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

PENTON MEDIA, INC.

By:    /S/ Thomas L. Kemp
       -------------------------------
Name:  Thomas L. Kemp
Title: Chief Executive Officer


       /S/ David A. Duke
       -------------------------------
David A. Duke

The 1996 Brian Alexander Duke Trust
By:    /S/ Clifford C. Johnson
       -------------------------------
Trustee

The 1996 Sara Marie Duke Trust
By:      /S/ Clifford C. Johnson
       -------------------------------
Trustee

The 1996 John Franklin Duke Trust
By:      /S/ Clifford C. Johnson
       -------------------------------
Trustee


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